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Contact:  PHILLIP D. KRAMER
          Executive Vice President and CFO
          (713) 654-1414 OR (800) 934-6083


FOR IMMEDIATE RELEASE

            Plains All American Pipeline, L.P. Announces Strategic
                     Transaction Involving General Partner

       Greg Armstrong, Chairman and CEO, and Management Team to Devote
            Full-Time to the Growth of Plains All American Pipeline
                         and Unitholder Distributions


     (Houston - May 9, 2001) Plains All American Pipeline, L.P. (NYSE:PAA) announced today that its general partner, Plains All American Inc., a wholly owned subsidiary of Plains Resources Inc. (AMEX:PLX), had entered into definitive agreements to sell a portion of its ownership in PAA to an investor group comprised of Kayne Anderson Capital Advisors, EnCap Investments, James C. Flores and an entity controlled by the management of PAA.

     At the closing of the transaction, a new entity owned by the investor group will become the substitute general partner of PAA, thereby assuming all of the rights and obligations under the partnership agreement. The substitution of the new general partner was approved by the Partnership's Board of Directors. Closing for the transaction is scheduled to occur in 30 days and is subject to customary conditions, including consent by the bank lenders of PAA.

     Greg Armstrong, Chairman and CEO of the Partnership, said, "The announcement today signifies the conclusion of Plains Resources' restructuring initiative and will, after a brief transition period, allow the Partnership's senior management team to focus 100% of its time on its primary objective - aggressively increasing the level of distributions to its unitholders. The owners of the new general partner bring to bear substantial capital resources and industry expertise that will enhance the growth profile of the Partnership. In addition, the Partnership's senior management team is further aligning its interests with those of the unitholders by making a significant personal investment in the general partner. We are extremely excited to have this opportunity and fully intend to create substantial value for our unitholders."

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MANAGEMENT

     The following individuals previously served dual roles with Plains Resources Inc. and Plains All American Pipeline, L.P. and, after a brief transition period, will devote 100% of their efforts to the management and growth of Plains All American Pipeline, L.P.:

          Greg Armstrong, Chairman and Chief Executive Officer
          Harry Pefanis, President and Chief Operating Officer
          Phil Kramer, Executive Vice President and Chief Financial Officer Tim Moore, Vice President and General Counsel
          Al Swanson, Treasurer

  Other officers of Plains All American Pipeline, L.P. that already devote 100% of their time to the Partnership's operations include:

          George Coiner, Senior Vice President
          Mark Shires, Vice President, Operations
          Al Lindseth, Vice President, Administration

INVESTOR GROUP

     Kayne Anderson Capital Advisors is a Los Angeles-based registered investment advisor that was founded in 1984. It manages the assets of individuals, institutions and a series of private investment funds. Its largest fund, Kayne Anderson Energy Fund, LP, concentrates on investing in public and private oil and gas companies. Together with its affiliate, Kayne Anderson Rudnick Investment Management, Kayne Anderson manages over $6.5 billion in assets.

     EnCap Investments LLC is a Houston-based oil and gas institutional fund management firm that was founded in 1988. It manages more than $600 million in institutional oil and gas investment funds in the United States, as well as Energy Capital Investment Company, PLC, a publicly traded investment company in the United Kingdom. EnCap was acquired by El Paso Energy Corporation in 1999.

     James C. Flores, in connection with the transaction, was elected as Chairman and CEO of Plains Resources.

OWNERSHIP OF GENERAL PARTNER

     At closing, aggregate ownership of the general partner will be as follows:

     Plains Resources Inc.                 48%
     Kayne Anderson Capital Advisors       22%
     James C. Flores                       18%
     EnCap Investments                     10%
     PAA Management                         2%

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     In addition to the above, Plains Resources has made available an incremental 4% aggregate ownership in the general partner to certain of the investors. PAA management also holds a significant investment in common units in the Partnership.

CONFERENCE CALL:

     The Partnership will host a conference call to discuss the transaction and related items on Wednesday, May 9, 2001. The call will begin at 10:00 AM (CDT). To participate in the call, please call 1-800-360-9865 at approximately 9:55 AM (Central). No password or reservation number is required.

WEBCAST INSTRUCTIONS:

  To access the Internet webcast, please go to the Partnership's website at www.paalp.com, choose "investor relations", and then choose "conference calls". Following the live webcast, the call will be archived for a period of sixty (60) days on the Partnership's website.

TELEPHONIC REPLAY INSTRUCTIONS:

CALL 1-800-428-6051 and enter PIN # 185919

     The replay will be available beginning Wednesday, May 9, 2001, at approximately 12:00 PM (CDT) and continue until midnight Monday, May 14, 2001.

     Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, demand for various grades of crude oil and resulting changes in pricing conditions, successful third party drilling efforts and completion of announced oil-sands projects, availability of third party production volumes for transportation and marketing, regulatory changes, the availability of acquisition opportunities on terms favorable to the Partnership, the availability to Plains All American of credit on satisfactory terms, successful integration and future performance of recently acquired assets, and other factors and uncertainties inherent in the marketing, transportation, terminalling, gathering and storage of crude oil discussed in the Partnership's filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the period ended December 31, 2000.

     Plains All American Pipeline, L.P. is engaged in interstate and intrastate crude oil transportation, terminalling and storage, as well as crude oil gathering and marketing activities, primarily in California, Texas, Oklahoma, Louisiana, the Gulf of Mexico and the Saskatchewan Province of Canada. Plains All American Inc., a wholly owned subsidiary of Plains Resources Inc., holds an effective 54% interest in the Partnership and serves as its General Partner. The Partnership's common units are traded on the New York Stock Exchange under the symbol "PAA". Plains Resources Inc.'s common shares are traded on the American Stock Exchange under the symbol "PLX". The Partnership is headquartered in Houston, Texas.

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